Exhibit 99.1

News	For Release: 10:45 a.m. EST January 4, 2011	General Motors	GM Communications Detroit, Mich., USA media.gm.com

General Motors 2010 Calendar Year Sales Up 21 Percent;

December Sales Increase 16 Percent – Best Month of 2010

•	GM’s four brands sell 118,435 more vehicles in 2010 than eight brands did in 2009

•	GM December retail sales up 27 percent, best month in 2010

•	Chevrolet sales improve 16 percent in 2010

•	Buick sales rose 52 percent in 2010 – the highest improvement of any major brand

•	GMC increased sales 29 percent for the year

•	Cadillac sales gain of 35 percent in 2010 is the highest for major luxury brands

DETROIT – General Motors dealers reported 223,932 total sales in December, a 16-percent increase from a year ago for the company’s four brands. The gain was driven by solid retail sales which were 27 percent higher than a strong December a year ago. For the calendar year, total sales for GM’s four brands increased 21 percent to 2,202,927, while retail sales rose 16 percent for the year. GM’s four brands sold 118,435 more vehicles this year than the company did with eight brands in 2009, and will gain total and retail market share for the year.

The December total sales result includes an anticipated reduction in fleet sales to rental companies. For the month, overall fleet sales represented 17 percent of GM’s total sales.

According to Don Johnson, vice president, U.S. sales operations, the company’s annual sales performance shows the strong focus of the new company.

“Our sales this year reflect the impact of GM’s new business model,” Johnson said. “The consistency of results that we achieved demonstrates the focus on our brands, dealers and customers, and how we compete aggressively for every sale, every day.”

In December GM’s industry-leading lineup of fuel-efficient crossovers continued to gain in popularity with consumers. Sales of GM crossovers rose 42 percent versus December 2009. For the year, GM crossover sales were 50 percent higher than in 2009. GM sold 567,458 crossovers in the United States in 2010, far more than any other automaker.

Since 2005, the crossovers’ proportion of the U.S. market has almost doubled to about 22 percent of the industry. In the same period, crossovers as a proportion of GM sales have increased more than threefold and now represent 26 percent of the company’s sales volume.

“The crossover market is a great example of how consumers can have their cake and eat it too,” Johnson said. “More and more, consumers are choosing to purchase fuel-efficient crossovers like the 32-mpg highway-rated Chevrolet Equinox and GMC Terrain because they get everything they want – comfort, utility and quality.”

In December, sales of the Chevrolet Equinox and GMC Terrain set records for each model (22,764 and 9,303 respectively) and led GM’s crossover gains – a result of improving availability. For the year, sales of these compact crossovers were up 74 percent and 331 percent respectively, enabling them to gain market share in the compact crossover segment where sales rose an estimated 27 percent year-to-date through December. In the mid-luxury crossover segment, the Cadillac SRX gained more share than any entry, with sales up 152 percent for the year.

GM’s full-size pickup truck sales improved 29 percent in December versus a year ago, when the company was clearing out a high proportion of past model-year trucks. During the month, 89 percent of GM’s full-sized pickup trucks sold were 2011 model year vehicles compared to 22 percent new model year trucks (2010) during the same month last year. In 2010, combined sales of the Chevrolet Avalanche, Chevrolet Silverado and GMC Sierra full-size pickups increased to 520,444 units – up 17 percent compared to 2009.

Total sales of GM passenger cars declined 6 percent during December, driven by anticipated lower fleet sales. However, retail sales of GM passenger cars rose 14 percent for the month, led by improving demand for the all-new Chevrolet Cruze, Buick Regal and Cadillac CTS Coupe. For the year, sales of GM passenger cars improved 20 percent.

Month-end dealer inventory in the United States stood at about 511,000 units, which is about 25,000 lower compared to November and about 126,000 higher than December 2009.

2010 Year-to-Date Key Facts:

•	Calendar-year-to-date total sales for GM’s four brands are up 21 percent, with retail sales rising 16 percent.

•	GM’s four brands have sold 118,435 more vehicles in 2010 than were sold with eight brands in calendar year 2009

•	GM compact crossovers, Chevrolet Equinox and GMC Terrain, increased sales by 110 percent

•	GM mid-size crossovers, Buick Enclave, Chevrolet Traverse and GMC Acadia sales rose 23 percent

•	GM’s mid-luxury crossover, Cadillac SRX, increased sales 152 percent

•	At 567,458 sold in 2010, GM sells the most stylish, fuel-efficient crossovers in the U.S. market, an increase of 50 percent for the year

•	GM’s full-size pickup truck sales of 520,444 were 17 percent higher in 2010, compared to 2009

•	GM’s four brands sold 804,511 passenger cars in 2010, a 20-percent increase over 2009.

Brand Key Facts:

•

Chevrolet: Chevrolet delivered 147,960 total vehicles in December, a 9-percent increase versus last year. Retail sales for Chevrolet rose 21 percent for the month – the best retail sales month since August 2009. Retail sales were propelled by improving Cruze sales, and strong Silverado and Equinox retail sales, which were up 30 and 90 percent respectively. Equinox had its best sales month ever, aided by increased inventories. Year-to-date total Chevrolet sales increased 16 percent (read more).

•

Buick: Buick, the fastest growing major automotive brand in the United States, reported 17,095 total sales, a 40-percent increase compared to a year ago. This includes a 48- percent rise in year-over-year retail sales – the fifteenth consecutive month of year-over-year sales gains for the brand. Total Buick sales increased 52 percent during the calendar year (read more).

•

GMC: GMC reported total sales of 42,159, a 35-percent increase compared to the same month last year. This marks the fifteenth consecutive month of year-over-year sales increases. Retail sales were 40 percent higher than last year, spurred by Sierra, Acadia and Terrain – up 40 percent, 46 percent and 73 percent, respectively. For the year through December, GMC total sales improved 29 percent (read more).

•

Cadillac: Cadillac, the fastest-growing luxury brand in the United States, reported total sales of 16,718 for December – 13 percent higher than last December, with retail sales increasing 28 percent. December was the eleventh consecutive month of year-over-year total and retail sales gains. SRX retail sales were up 16 percent compared to a year ago and had its best month ever. CTS retail sales rose 70 percent, driven by strong demand for the all-new CTS Coupe. The Escalade family had its best retail month since December 2008, up 30 percent versus a year ago. Total sales for Cadillac are up 35 percent for the year (read more).

•

Fleet sales for GM’s four brands were 37,658 for the month, a 21 percent decline from the prior year, due to a 35 percent reduction in sales to rental fleets. Commercial fleet sales rose 8 percent during the month, the ninth straight month of gains.

About General Motors: General Motors, (NYSE:GM, TSX: GMM), one of the world’s largest automakers, traces its roots back to 1908. With its global headquarters in Detroit, GM employs 209,000 people in every major region of the world and does business in more than 120 countries. GM and its strategic partners produce cars and trucks in 31 countries, and sell and service these vehicles through the following brands: Buick, Cadillac, Chevrolet, FAW, GMC, Daewoo, Holden, Jiefang, Opel, Vauxhall and Wuling. GM’s largest national market is China, followed by the United States, Brazil, Germany, the United Kingdom, Canada, and Italy. GM’s OnStar subsidiary is the industry leader in vehicle safety, security and information services. General Motors acquired operations from General Motors Corporation on July 10, 2009, and references to prior periods in this and other press materials refer to operations of the old General Motors Corporation. More information on the new General Motors can be found at www.gm.com.

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CONTACT:

Tom Henderson

tom.e.henderson@gm.com

313-410-2704

Buick Sales Surge 40 Percent in December

Enclave, LaCrosse and Regal Energize Buick’s 52 Percent Year-Over Year Increase

DETROIT – Buick, the fastest-growing major automotive brand in the United States, finished 2010 with its best sales month of the year, delivering a 40 percent year-over-year increase in total sales for the year.

December marked Buick’s 15th consecutive month of retail sales gains with a 48 percent increase over 2009.

With each passing month, Enclave, LaCrosse and Regal increasingly attract new customers to the brand. Approximately 41 percent of Buick buyers come from non-GM brands, of which 27 percent come from imports. Each of the three models earned Consumer Digest’s “Best Buy” award in 2011 – the year when MOTOR TREND magazine declared “Buick is Back.”

“The accolades and awards that Buick earned in 2010 were great, but winning new customers and giving them a reason to remain loyal through our improved dealer services was the key to Buick’s growth in 2010,” said Brian Sweeney, U.S. vice president of Buick & GMC Sales and Service. “We expect the brand to grow even stronger in 2011 with the arrival of our all-new luxury sport sedan, the 2012 Buick Regal GS.”

Enclave had its best retail month since its launch, with its retail sales up 40 percent versus December 2009 and up 27 percent year for the calendar year. Likewise, total sales for the luxury crossover were up 22 percent for the month and up 28 percent for 2010.

LaCrosse continued to excel in 2010, attracting non-GM and import buyers at the same rates as the brand overall. LaCrosse’s retail sales soared 112 percent in 2010, and total sales were up 120 percent for the calendar year.

Regal had its best month in December since its launch last spring, surging 54 percent in both retail and total sales compared to November, sparked in part by the recent arrival of the Regal CXL Turbo.

“Regal’s dynamic driving experience and intuitive, personal technologies offer customers a premium sport sedan for great value,” said Roger McCormack, Buick Marketing director. “The all-new CXL Turbo’s Interactive Drive Control System takes Regal’s performance to a whole new level by enabling the driver to choose between standard, touring and sport driving styles.”

Said George Peterson, president of AutoPacific, a marketing research and consultancy firm: “Buick’s solid 2010 performance has been helped by pulling former Pontiac buyers into the brand – since many or all shared dealerships – and because Buick has a critically acclaimed lineup of vehicles – LaCrosse, Regal and Enclave. Buick’s future performance looks promising as well with new products added to broaden the appeal of the brand.”

About Buick

Buick is a modern luxury brand offering vehicles with sculpted designs, luxurious interiors with thoughtful personal technologies, along with responsive-yet-efficient performance. Buick is attracting new customers with its portfolio of award-winning models, including the Enclave crossover, LaCrosse sedan and Regal sport sedan. The new Buick Verano compact sedan and a small crossover will join the portfolio in the next few years. Buick’s sales continue to increase in North America, and it remains a best-selling brand in China, with continuing record growth. Learn more about Buick cars and crossovers at www.buick.com, on Twitter @buick or at www.facebook.com/buick.

# # #

Contact :

Nick Richards

313-665-9292

nick.richards@gm.com

Tom Henderson

313-410-2704

tom.e.henderson@gm.com

GMC Terrain Tops Off 2010 with Best Sales Month Ever

Acadia, Sierra and Yukon Help Drive GMC to 15th Straight Month of Sales Gains

DETROIT – GMC Terrain, the compact SUV that delivers a segment-leading 32 mpg, capped its first full calendar year in December with its best sales month since its introduction in September 2009. Terrain’s year-over-year retail sales grew 73 percent in 2010 and total sales grew 68 percent during the same period. Terrain is averaging just 19 days on dealer lots compared with a 32-day average among competitor models.

“Terrain was red-hot in December. We sold more than twice what we normally sell,” said Robert Morris, dealer principal, Morris Cadillac, Buick & GMC in greater Cleveland. “People are finding out that – with the Terrain – they can have the utility of an SUV and the fuel efficiency of a passenger car.”

Terrain’s gains, along with year-over-year improvement for Acadia, Sierra and Yukon, helped GMC achieve its 15th consecutive month of sales increases. GMC’s year-over-year retail sales improved 40 percent in December, and were up 36 percent for the calendar year.

More than any other GMC, Terrain is attracting both female and non-GM customers. Approximately 46 percent of Terrain buyers are women, which is more than 20 percentage points higher than the overall brand. In addition, 50 percent of all Terrain buyers are coming from non-GM trade-ins.

“Terrain is helping GMC grow by attracting customers who previously might not have considered an SUV or crossover,” said Brian Sweeney, U.S. vice president for Buick & GMC Sales and Service. “Together with Acadia, GMC’s crossover SUV sales are stronger than ever and we expect them to continue growing in 2011.”

Acadia had its best month of the year in December, delivering a year-over-year retail sales increase of 46 percent and a 30 percent increase for the calendar year. Acadia’s total sales increased 27 percent compared to December 2009 and were up 27 percent for the year. More than half of all Acadia sales come from non-GM brands.

Acadia sales were fueled in part by the recent arrival of the new 2011 Acadia Denali, which distinguishes itself from other crossovers with unique cues, including a chrome honeycomb grille, monochromatic exterior and 20-inch two-tone chrome-clad wheels.

Sierra also had its best month of the year in December, with retail sales up 40 percent year over year, and up 17 percent for the year. Total Sierra sales were up 38 percent year over year and 16 percent at year’s end. Last summer’s arrival of the new 2011 Sierra Denali 2500HD and 3500HD, the first offerings of the exclusive Denali line on a heavy-duty GMC pickup, has helped spur sales in 2010.

Yukon and Yukon XL also finished 2010 on a high note, with Yukon/XL collectively up 26 percent year over year in retail sales. Yukon notched a 17 percent year-over-year increase in total sales, while Yukon XL improved by 31 percent.

“GMC is benefitting from the resurgence of the full size pickup and SUV market, strong Terrain sales and very good Acadia sales,” said George Peterson, president of AutoPacific, a marketing research and consultancy firm. “Having GMC and Buick now solidly paired helps both brands and gives Buick/GMC a strong platform for future growth.”

About GMC

GMC has built trucks since 1902, and is one of the industry’s healthiest brands. Today GMC is evolving to offer more fuel-efficient trucks and crossovers, including the Terrain small SUV and Acadia crossover. The new GMC Sierra Heavy Duty pickups are the most capable and powerful trucks in the market. Innovation and engineering excellence are woven into all GMCs, including the Yukon and Yukon XL and full line of Sierra pickups. Today GMC is the only manufacturer offering three full-size hybrid trucks. Details on all GMC models are available at www.gmc.com, on Twitter at @thisisgmc or at www.facebook.com/gmc.

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Contact :

Kelly Cusinato

313-402-4871

kelly.cusinato@gm.com

Tom Henderson

313-410-2704

tom.e.henderson@gm.com

For Release: 10:45 a.m. EST, Jan. 4, 2011

Cadillac is Fastest-growing Major Luxury Brand in 2010

U.S. sales rise 35 percent for full year; December sales up 13 percent

•	SRX posts 153 percent sales increase for year, has best month ever in December

•	CTS sales increase 18 percent in 2010 as CTS Coupe joins line-up

•	Cadillac reports double-digit gains in New York, Los Angeles, Miami

DETROIT – Cadillac capped off a strong year as U.S. sales rose 35 percent in 2010 to 146,925, making Cadillac the fastest-growing major luxury brand in the United States. Cadillac reported December sales of 16,718, up 13 percent compared to the same period last year.

Cadillac’s retail sales rose 36 percent for the full year and 28 percent in December for the best total and retail sales months since March 2008. Cadillac has reported 11 straight months of year-over-year total and retail sales gains.

Cadillac’s positive sales momentum was driven by the addition of new or redesigned models and the launch of key customer service initiatives. Cadillac achieved double-digit sales increases for the year in 18 of the top 20 markets, including New York, Los Angeles, Miami, Dallas, Atlanta, Chicago, Denver and San Diego.

Redesigned for the 2010 model year, the SRX quickly earned a spot among the leaders in the luxury crossover segment. SRX sales were up 18 percent in December to 5,865 and rose 153 percent for the full year to 51,094. December marked the best total and retail sales ever for SRX.

The award-winning CTS family continued to attract customers to Cadillac. The CTS Sport Wagon joined the line-up for the 2010 model year and the CTS Coupe launched in the second half of the year as a 2011 model. Sales of CTS increased 24 percent in December to 5,171 and 18 percent for the full year to 45,656.

Escalade also gained strength as the year progressed. Escalade had sales of 3,814 in December, up 16 percent compared to December of 2009. It was Escalade’s best total and retail sales month in two years. Escalade sales rose 4 percent for the full year to 26,874.

In addition to the new and redesigned models, Cadillac rolled out new initiatives in 2010 to appeal to luxury car buyers. Cadillac and its dealers partnered with hotelier Ritz-Carlton on a series of training programs to elevate the customer experience in showrooms and in service departments. For the 2011 model year, Cadillac added Premium Care Maintenance, providing Cadillac owners with many frequently required maintenance services for the first four years or 50,000 miles.

“Cadillac and its dealers made a concerted effort in 2010 to take all aspects of our business to new levels,” said Kurt McNeil, vice president for Cadillac sales and service. “As the luxury auto market recovered, Cadillac was poised to provide customers with compelling new products and enhanced service. We’re confident these efforts will continue to pay off for the brand and reinforce our place as the New Standard of the World.”

About Cadillac

Cadillac has been a leading luxury auto brand since 1902. In recent years, Cadillac has engineered a historic renaissance led by artful engineering and advanced technology. More information on Cadillac can be found at media.cadillac.com.

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CONTACT(S):

Nick Twork

Cadillac Communications

Mobile: 586.565.1001

nicholas.twork@cadillac.com

GM U.S. Deliveries for December 2010 – Divisional Brand Level

*S/D Curr: 27	December				(Calendar Year-to-Date) January - December
*S/D Prev: 28	2010	2009	% Chg Volume	%Chg per S/D	2010	2009	%Chg Volume
Vehicle Total	224,185	208,511	7.5	11.5	2,215,227	2,084,492	6.3
Brand Total	223,932	193,824	15.5	19.8	2,202,927	1,815,806	21.3
Other Brand Total	253	14,687	-98.3	-98.2	12,300	268,686	-95.4

GM Vehicle Deliveries by Marketing Division

	2010	2009	%Chg Volume	%Chg per S/D	2010	2009	%Chg Volume
Buick Total	17,095	12,237	39.7	44.9	155,389	102,306	51.9
Cadillac Total	16,718	14,745	13.4	17.6	146,925	109,092	34.7
Chevrolet Total **	147,960	135,622	9.1	13.1	1,565,632	1,344,629	16.4
GMC Total **	42,159	31,220	35.0	40.0	334,981	259,779	28.9
Brand Total	223,932	193,824	15.5	19.8	2,202,927	1,815,806	21.3
HUMMER Total	38	325	-88.3	-87.9	3,812	9,046	-57.9
Pontiac Total	130	8,410	-98.5	-98.4	1,182	178,300	-99.3
Saab Total	0	868	***.*	***.*	608	8,680	-93.0
Saturn Total	85	5,084	-98.3	-98.3	6,698	72,660	-90.8
Other Brand Total	253	14,687	-98.3	-98.2	12,300	268,686	-95.4

GM Vehicle Total	224,185	208,511	7.5	11.5	2,215,227	2,084,492	6.3

*	Twenty-seven selling days for the December period this year and twenty-eight for last year.
**	Effective August 2007, GM includes GMC & Chevrolet dealer deliveries of commercial vehicles distributed by American Isuzu Motors, Inc.

Sales Reporting and Data Management	Page 1 of 2

GM U.S. Deliveries for December 2010 by Model

	December				(Calendar Year-to-Date) January - December
	2010	2009	% Chg Volume	%Chg per S/D	2010	2009	%Chg Volume
Selling Days (S/D)	27	28
Enclave	6,634	5,449	21.7	26.3	55,426	43,150	28.4
LaCrosse	5,140	4,581	12.2	16.4	61,178	27,818	119.9
Lucerne	2,262	2,207	2.5	6.3	26,459	31,292	-15.4
Rainier	0	0	***.*	***.*	0	4	***.*
Regal	3,059	0	***.*	***.*	12,326	0	***.*
Rendezvous	0	0	***.*	***.*	0	9	***.*
Terraza	0	0	***.*	***.*	0	33	***.*
Buick Total	17,095	12,237	39.7	44.9	155,389	102,306	51.9

CTS	5,171	4,180	23.7	28.3	45,656	38,817	17.6
DTS	1,538	1,901	-19.1	-16.1	18,640	17,330	7.6
Escalade	2,286	2,137	7.0	10.9	16,118	16,873	-4.5
Escalade ESV	1,262	875	44.2	49.6	8,674	6,588	31.7
Escalade EXT	266	263	1.1	4.9	2,082	2,423	-14.1
SRX	5,865	4,986	17.6	22.0	51,094	20,237	152.5
STS	329	360	-8.6	-5.2	4,473	6,037	-25.9
XLR	1	43	-97.7	-97.6	188	787	-76.1
Cadillac Total	16,718	14,745	13.4	17.6	146,925	109,092	34.7

Avalanche	2,106	2,120	-0.7	3.0	20,515	16,432	24.8
Aveo	4,037	3,359	20.2	24.6	48,623	38,516	26.2
Camaro	5,614	7,548	-25.6	-22.9	81,299	61,648	31.9
Chevy C/T Series	0	5	***.*	***.*	9	41	-78.0
Chevy W Series	0	46	***.*	***.*	286	694	-58.8
Cobalt	636	8,672	-92.7	-92.4	97,376	104,724	-7.0
Colorado	2,387	1,799	32.7	37.6	24,642	32,413	-24.0
Corvette	979	1,033	-5.2	-1.7	12,624	13,934	-9.4
Cruze	10,865	0	***.*	***.*	24,495	0	***.*
Equinox	22,764	12,711	79.1	85.7	149,979	86,148	74.1
Express	6,474	5,162	25.4	30.1	59,753	54,302	10.0
HHR	4,030	3,440	17.2	21.5	75,401	70,842	6.4
Impala	11,411	13,613	-16.2	-13.1	172,078	165,565	3.9
Kodiak 4/5 Series	16	404	-96.0	-95.9	1,205	4,369	-72.4
Kodiak 6/7/8 Series	6	38	-84.2	-83.6	251	913	-72.5
Malibu	11,520	19,374	-40.5	-38.3	198,770	161,568	23.0
Monte Carlo	0	0	***.*	***.*	0	6	***.*
Silverado-C/K Pickup	42,518	33,301	27.7	32.4	370,135	316,544	16.9
Suburban (Chevy)	4,264	4,705	-9.4	-6.0	45,152	41,055	10.0
Tahoe	7,482	9,283	-19.4	-16.4	75,675	73,254	3.3
TrailBlazer	2	114	-98.2	-98.2	218	8,829	-97.5
Traverse	10,523	8,864	18.7	23.1	106,744	91,074	17.2
Uplander	0	31	***.*	***.*	76	1,758	-95.7
Volt	326	0	***.*	***.*	326	0	***.*
Chevrolet Total	147,960	135,622	9.1	13.1	1,565,632	1,344,629	16.4

Acadia	7,618	5,986	27.3	32.0	68,295	53,820	26.9
Canyon	826	626	31.9	36.8	7,992	10,107	-20.9
Envoy	2	100	-98.0	-97.9	84	4,857	-98.3
GMC C/T Series	0	17	***.*	***.*	54	454	-88.1
GMC W Series	0	136	***.*	***.*	382	1,727	-77.9
Savana	1,150	1,046	9.9	14.0	13,942	12,164	14.6
Sierra	16,795	12,144	38.3	43.4	129,794	111,842	16.1
Terrain	9,303	5,547	67.7	73.9	60,519	14,033	331.3
Topkick 4/5 Series	8	194	-95.9	-95.7	915	2,705	-66.2
Topkick 6/7/8 Series	8	133	-94.0	-93.8	426	1,840	-76.8
Yukon	3,891	3,338	16.6	20.9	28,781	29,411	-2.1
Yukon XL	2,558	1,953	31.0	35.8	23,797	16,819	41.5
GMC Total	42,159	31,220	35.0	40.0	334,981	259,779	28.9

Brand Total	223,932	193,824	15.5	19.8	2,202,927	1,815,806	21.3
HUMMER Total	38	325	-88.3	-87.9	3,812	9,046	-57.9
Pontiac Total	130	8,410	-98.5	-98.4	1,182	178,300	-99.3
Saab Total	0	868	***.*	***.*	608	8,680	-93.0
Saturn Total	85	5,084	-98.3	-98.3	6,698	72,660	-90.8
Other Brand Total	253	14,687	-98.3	-98.2	12,300	268,686	-95.4
GM Total	224,185	208,511	7.5	11.5	2,215,227	2,084,492	6.3

Sales Reporting and Data Management	Page 2 of 2